EXHIBIT 10.5

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Agreement is effective March 3, 2005 (the “Effective Date”), by and between Starcraft Corporation, an Indiana corporation (“Employer”), and Joseph E. Katona III (“Employee”).

W I T N E S S E T H

WHEREAS, in connection with the Agreement and Plan of Merger between Employer and Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum”) (the “Merger”), Employee will be employed as Chief Financial Officer of Employer (“Job Responsibilities”);

WHEREAS, Employer and Employee entered into an Employment Agreement dated as of November 11, 2004, and Employee has made valuable contributions to the strategic planning, business operations, and financial strength of Employer;

WHEREAS, Employer desires to provide fair and reasonable benefits to Employee on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Employer desires reasonable protection of its confidential business and customer information and assurance that Employee will not compete with Employer for a reasonable period of time after termination of his employment with Employer, except as otherwise provided herein.

WHEREAS, Employer desires to assure the continued services of Employee on behalf of Employer on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt by any person to change Employee’s Job Responsibilities or to obtain control of Employer.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained and the continued employment of Employee to perform Job Responsibilities for Employer, Employer and Employee, each intending to be legally bound, covenant and agree as follows:

1. Upon the terms and subject to the conditions described in this Agreement, Employer employs Employee to perform Job Responsibilities for Employer, and Employee accepts such employment. Employee will devote best efforts to the service of Employer, to perform his Job Responsibilities, and Employee will not engage in other employment that conflicts with, or impairs in any way, his ability to perform his obligations as an employee of Employer.

2. Employee agrees to serve as Employer’s Chief Financial Officer, in connection with the Job Responsibilities and to perform such duties as may reasonably be required of him by Employer’s President, or any Chief Executive Officer, or Board of Directors, from time to time. Employee shall devote substantially all his business time and efforts to Employer’s business. Employee’s duties shall be performed in or from the current office of Employee in the offices of Employer currently located in Goshen, Indiana, and Employee’s Job Responsibilities shall be of the same character as those previously performed by Employee and generally associated with the offices held by Employee. Employer shall not, without the prior written consent of Employee, relocate or transfer Employee to a location more than forty (40) miles from his principal residence.

3. The term of this Agreement shall begin on the “Effective Date” and shall end on the date which is one (1) year following such date, provided, however, each one (1) year term shall automatically renew and extend for consecutive one (1) year terms (the expiration of the original one (1) year term, and any extension term, being an “Anniversary Date”) (the original one (1) year term, including any extension

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thereof, shall be referred to as the “Term”), unless either Employer or Employee gives a Notice of Termination as provided in Section 10 hereof, at the time described in paragraph Section 7(B) or Section 7(D) respectively.

4. Employee shall receive an annual salary of not less than One Hundred Forty Thousand Dollars ($140,000.00) (“Base Compensation”) for the Term, payable at regular intervals in accordance with Employer’s normal payroll practices now or hereafter in effect. Employer may consider and declare from time to time increases in the salary it pays Employee and thereby increases in his Base Compensation. Base Compensation shall not take into account any bonuses, reimbursed expenses, credits or benefits (including benefits under any plan of deferred compensation), or any additional cash compensation or compensation payable in a form other than cash.

5. So long as Employee is employed pursuant to this Agreement, and effective the first day of the month following the Effective Date, Employee shall be included as a participant in all present and future employee benefit plans generally available to employees of Employer, consistent with his Base Compensation, and his Job Responsibilities, subject to applicable plan eligibility requirements, such as, group life and health insurance program, 401(k) Plan, Stock Incentive Plan, Executive Bonus Plan, and paid vacation (collectively, “Benefit Plans”).

6. So long as Employee is employed by Employer pursuant to this Agreement, Employee shall receive reimbursement from Employer for all reasonable business expenses approved by Employer, upon submission to Employer of written vouchers and statements for reimbursement.

7. Subject to the respective continuing obligations of the parties, including but not limited to those set forth in paragraph 9 hereof, Employee’s employment by Employer may be terminated prior to the expiration of the Term of this Agreement as follows:

(A) Employer, upon written notice to Employee, may terminate Employee’s employment with Employer at any time “for cause.” For purposes of this subsection 7(A), “cause” shall be defined as (i) misconduct, (ii) breach of fiduciary duty involving personal profit, (iii) failure to perform Job Responsibilities, (iv) conviction or guilty plea or nolo contendere plea to a violation of any law, rule, or regulation (other than minor traffic violations), or (v) any breach of any term, condition or covenant of this Agreement. Prior to a termination of Employee’s employment upon the occurrence of any event set forth in this section 7(A) above, except section 7(A)(ii) and (iv), Employer shall first provide Employee with written notice of his intended termination, setting forth with specificity the reasons for such intended termination, and shall give Employee opportunity to remedy any deficiencies.

(B) Employer may fail to renew this Agreement effective any Anniversary Date, or may terminate Employee’s employment with Employer at any time, “without cause,” upon thirty (30) days prior written notice to Employee.

(C) Employee, at any time and upon thirty (30) days written notice to Employer, may terminate his employment with Employer “for cause.” For purposes of this subsection 7(C), “cause” shall be defined as breach by Employer of a material term, condition or covenant of this Agreement (including, for example, a change of Job Responsibilities without Employee’s prior written consent), or a “Change of Control.” For purposes of this Agreement, a “Change of Control” of Employer shall be deemed to have occurred if any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of Quantum; (b) corporation owned, directory or indirectly, by the stockholders of Quantum in substantially the same proportions as their ownership of stock of Quantum; or (c) any current beneficial stockholder or group, as defined by

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Rule 13d-5 of the Exchange Act, including the heirs, assigns and successors thereof, of beneficial ownership, within the meaning of Rule 13d-3 of the Exchange Act, of securities possessing more than 50% of the total combined voting power of Quantum’s outstanding securities; hereafter becomes the “beneficial owner,” as defined in Rule 13d-3 of the Exchange Act, directory or indirectly, of securities of Quantum representing 20% or more of the total combined voting power represented by Quantum’s then outstanding Voting Securities.

(D) Employee, at any time and upon thirty (30) days written notice to Employer, may terminate his employment with Employer “without cause.”

(E) Employee’s employment with Employer shall terminate in the event of Employee’s death or permanent disability. “Disability” means (i) if Employee is covered by an individual or group long-term disability policy under Employer’s Benefit Plans, then as defined in such policy without regard to any waiting period, or (ii) if (i) is inapplicable, then “disability” shall be defined as Employee’s permanent inability by reason of illness or other physical or mental incapacity to perform Job Responsibilities for any consecutive one hundred eighty (180) day period, provided that Notice of Termination by Employer because of Employee’s “disability” shall have been given to Employee prior to the full resumption by him of the performance of such duties.

(F) Notwithstanding any provision of this Agreement, neither the consummation of the Merger nor the execution of this Amended and Restated Agreement shall be deemed to constitute a Change of Control under Employee’s agreement of November 11, 2004, or under this Agreement, a change in Job Responsibilities, a breach of any of Employer’s obligations to Employee, a termination or a non-renewal of this Agreement.

8. In the event of termination of Employee’s employment with Employer pursuant to section 7 hereof, which shall include a nonrenewal of this Agreement on any Anniversary Date as provided in section 3 hereof or in subsection 7(B) a subsection 7(C) hereof, Base Compensation shall continue to be paid by Employer to Employee as follows:

(A) In the event of termination “for cause” by Employer or “without cause” by Employee pursuant to subsection 7(A) or 7(D), respectively, Base Compensation shall continue to be paid, and Employee shall continue to participate in the Benefit Plans and other perquisites as provided in paragraphs 4 and 5 hereof, through the date of termination specified in the notice of termination. Any benefits payable under such Benefit Plans as a result of Employee’s participation in such plans through such date shall be paid when due under those plans. The date of termination specified in any notice of termination pursuant to subsection 7(A) or 7(D) shall be no later than the last business day of the next month following the month in which such notice is provided to Employee or Employer, as the case may be.

(B) In the event of termination “without cause” by Employer or “with cause” by Employee and pursuant to subsection 7(B) or subsection 7(C), respectively, Base Compensation shall continue to be paid, and Employee shall continue to participate in the Benefit Plans and other perquisites as provided in paragraphs 4 and 5 hereof, through the date of termination specified in the notice of termination. Upon the date of such termination, any outstanding stock options shall immediately vest in full. Any benefits payable under such Benefit Plans as a result of Employee’s participation in such plans through such date shall be paid when due under those plans. In addition, Employee shall be entitled to continue to receive from Employer his Base Compensation at the rates in effect at the time of termination of the Term for one (1) additional twelve (12) month period. In addition, during such periods, Employer will maintain in full force and effect for the continued benefit of Employee and his spouse and his dependents each Benefit Plan described in Section 5 in which Employee was entitled to participate immediately prior to the date of his termination, unless an essentially equivalent and no less favorable benefit if provided by a subsequent employer of Employee. If the terms of any such Benefit Plan, or applicable laws, do not permit continued participation in the Benefit Plans by Employee and his spouse and his dependents, Employer will arrange to provide to Employee and his spouse and his dependents a benefit substantially similar to, and no less favorable than, the benefit he and his spouse and his dependents were entitled to receive under such Benefit Plan. The date of termination specified in any notice of termination pursuant to subsection 7(B) or 7(C) shall be no later than the last business day of the next month following the month in which such notice is provided to Employee or Employer, as the case may be.

(C) In the event Employee’s employment with Employer shall terminate in the event of Employee’s disability or death, pursuant to subsection 7(E), Base Compensation shall continue to be paid through the date of disability or the date of death, and Employee shall continue to participate in the Benefit Plans through such date.

9. In order to induce Employer to enter into this Agreement, Employee agrees as follows:

(A) Unless otherwise required to do so by law, including the order of a court or government agency, Employee shall not divulge or furnish trade secrets (as defined in IND. CODE Sec. 24-2-3-2) of Employer or any confidential information acquired by him while employed by Employer concerning the policies, plans, procedures or customers of Employer to any person, firm or corporation, other than Employer or upon its written request, or use any such trade secret or confidential information directly or indirectly for Employee’s own benefit or for the benefit of any person, firm or corporation other than Employer, since such trade secrets and confidential information are confidential and shall at all times remain property of Employer. To that end, Employee agrees as follows:

(i) That all drawings, blueprints, manuals, letters, reports memoranda, notes, notebooks, customer lists and all other documents or materials whether or not of a secret or confidential nature (and all copies thereof) relating to Employer or any of its affiliates business in any way obtained by Employee while employed by Employer shall be Employer’s property and shall be delivered by Employee to Employer on termination of Employee’s employment or at any time at Employer’s request together with Employee’s written certification of compliance. This includes but is not limited to documents or other materials concerning customers, pricing, marketing, and method or process, product or apparatus manufactured, used, developed, or investigated by Employer or any of its affiliates, all of which are CONFIDENTIAL;

(ii) To disclose to Employer promptly and fully any invention, discovery or improvement (“invention(s)”), whether patentable or not, hereafter made or conceived solely or jointly by Employee while employed by Employer and which relates in any manner to the business or activities of Employer or any of its affiliates or is suggested by or results from any duties assigned to Employee or work performed by Employee for or on behalf of Employer;

(B) That when requested by Employer, whether during or subsequent to Employee’s employment, to execute patent applications and other instruments considered necessary by Employer to apply for and obtain Letters Patent of the United States and foreign countries with respect to inventions covered by this Agreement and to make assignments and execute other instruments necessary to convey to Employer ownership and exclusive rights in such inventions, patent applications and patents; provided, however, that Employer shall bear all expenses connected with such patents, patent applications and maintenance of patent protection, and if services in connection therewith are performed by Employee at the request of Employer after termination of Employee’s employment, Employer shall pay reasonable compensation for such post-employment services;

(C) That during the Term of his employment with Employer, and during any period for which Employee is receiving Benefit Plan benefits or any other payments from Employer, and for a period of one (1) year thereafter, Employee shall not: (a) compete, directly or indirectly, with the Business of Employer (which for purposes of this paragraph 9 is defined as, engineering, consulting, product development of upfit customization of specialized packages, and second stage vehicle manufacturing to General Motors, and also including such business as being conducted by any of its subsidiaries or affiliates), as conducted during the Term of this Agreement, or have any interest (including any interest or association, including but not limited to, that of owner, part owner, partner, shareholder, director, officer, employee, agent, consultant, lender or advisor) in any person, firm or entity which competes with the Business in the geographic area described on the attached Exhibit A (each such person, firm or entity is referred to as “Competitor”) other than the investment by Employee in a publicly traded company in such form or manner as will not require any services on Employee’s part in the operation of the affairs of the businesses in which such investments are made; (b) solicit or accept business for or on behalf of any Competitor; (c) solicit, induce or persuade, or attempt to solicit, induce or persuade, any person to work for or provide services to or provide financial assistance to, any Competitor; (d) solicit or accept for or on behalf of or for the benefit of any Competitor, any business from any person, firm or entity which during the term of this Agreement was a vendor or supplier to, or subcontractor for, or commercial purchaser from, Employer; or (e) engage in any business, either as an owner or representative or employee or otherwise, that is competitive with any business engaged in by Employer or any of its affiliates other than the investment by Employee in a publicly traded company in such form or manner as will not require any services on Employee’s part in the operation of the affairs of the businesses in which such investments are made. Employee recognizes that Employer and its affiliates market products worldwide and, therefore, performance of the same or substantially similar duties in any geographic region would be detrimental to Employer’s legitimate interests; Employer has a legitimate interest which these provisions are reasonably necessary to protect; the restrictions on competition contained herein are reasonable in time and geographic scope; and Employee is, and shall not be, unreasonably restricted in gainful employment by these provisions.

(D) If Employee’s employment by Employer is terminated for any reason by either Employee or Employer, Employee will turn over immediately thereafter to Employer all business correspondence, letters, papers, reports, customers’ lists, financial statements, records, drawings, credit reports or other confidential information or documents of Employer or its affiliates in the possession or control of Employee, all of which writings are and will continue to be the sole and exclusive property of Employer or its affiliates.

(E) If Employee’s employment by Employer is terminated during the Term of this Agreement for any of the reasons set forth in section 7 of this Agreement, and if Employee and Employer in writing agree prior to the end of the Term that Employee disclaims any rights to any continuing payments from Employer (whether by way of Base Compensation, Benefit Plans, or otherwise) after the termination date, then Employee shall have no obligations to Employer with respect to noncompetition under subsection 9(C) hereof.

(F) Anything in this Employment Agreement to the contrary notwithstanding, prior to Employer seeking relief for a breach by Employee of this paragraph 9, Employer shall first provide Employee with written notice setting forth the nature of such breach with specificity, and shall give Employee opportunity to remedy any deficiencies or to provide evidence that no breach has occurred.

10. Any termination of Employee’s employment with Employer as contemplated by paragraph 3 and paragraph 7 hereof, except in the circumstances of Employee’s death, shall be communicated by written “Notice of Termination” by the terminating party to the other party hereto. Any “Notice of Termination” must refer to one or more of subsections 7(A), 7(B), 7(C), or 7(D) and shall indicate the specific provisions of this Agreement and one or more of such subsections of paragraph 7 relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination under one or more of such subsections of paragraph 7.

11. Anything in this Agreement to the contrary notwithstanding, payment of Base Compensation by the Employer or to or for the benefit of the Employee, including such as may be made pursuant to paragraph 8 hereof, shall be inclusive of payments attributable to the confidentiality and noncompetition covenants of paragraph 9 hereof and shall be payable whether or not deductible by the Employer for federal income tax purposes.

12. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Indiana. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain in full force and effect. If a dispute arises regarding provisions of this Agreement, including enforcement of the confidentiality and noncompetition provisions hereof, then such shall be heard only by the judge and not by a jury, in any court of general jurisdiction in Elkhart County, Indiana, to which sole and exclusive jurisdiction each party irrevocably consents. The prevailing party shall be entitled to its costs, expenses and reasonable attorney’s fees. No attempt will be made to consolidate, by counterclaim or otherwise, any such action or proceeding with any other action or proceeding in which there is a trial by jury or in which a jury trial cannot be or has not been waived.

13. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when personally delivered, or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:	Joseph E. Katona III
16330 Elmwood Avenue
Mishawaka, IN 46544

If to Employer:	Starcraft Corporation
1123 South Indiana Avenue
Post Office Box 1903
Goshen, IN 46527-1903
Attention: Michael H. Schoeffler, President

14. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and Employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

15. No benefit payable at any time under this Agreement shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, levy, garnishment, or encumbrance of any kind.

16. Employer shall withhold any applicable income or employment taxes that are required to be withheld from the benefits provided under this Agreement.

17. Employer does not guarantee payment of benefits payable under any insurance coverage described or referred to herein, and any benefits thereunder shall be the exclusive responsibility of the insurer that is required to provide such benefits under such policy.

18. Commencing upon the termination date in the Notice of Termination, the Employee shall cease to be an employee of the Employer for any purpose, and any payments to Employee thereafter under this Agreement shall be payments to a former employee. The right of Employee to receive any Base Compensation, Bonus, or Benefit Plan payments from Employer ceases upon termination of employment, except to the limited extent otherwise and expressly described in paragraph 8 of this Agreement.

19. This Agreement is binding upon and inures to the benefit of each party’s personal representatives, heirs, successors and assigns.

IN WITNESS WHEREOF, the parties have caused the Agreement to be executed and delivered on the date first set forth above.

“Employee”	“Employer”

STARCRAFT CORPORATION

/s/ Joseph E. Katona III	/s/ Michael H. Schoeffler
Joseph E. Katona III	Michael H. Schoeffler
President

[Employment Agreement]

EXHIBIT A

In Japan, Europe, Canada, Mexico, and any of the 48 contiguous States of the United States of America; it being acknowledged by Employee that the Company presently conducts a substantial amount of its business in each of the following States: Indiana, Michigan, Texas, New Jersey, and Louisiana, and, the Province of Ontario, Canada.